EXHIBIT 99

Network Equipment Technologies Announces
Fourth Quarter and Fiscal Year 2006 Results

Fremont, CA, April 26, 2006 – Industry pioneer Network Equipment Technologies, Inc. (NYSE: NWK), today reported its results for the quarter and year ended March 31, 2006.

For the fourth quarter of fiscal 2006, total revenue was $14.1 million, down from $16.4 million in the prior quarter and $23.8 million in the fourth quarter of the prior fiscal year. Product revenue was $10.9 million, down from $13.7 million in the prior quarter and $19.5 million in the fourth quarter of the prior fiscal year.

Net loss for the quarter was $9.5 million or $0.38 per share, compared to a net loss of $6.2 million or $0.25 per share in the prior quarter and a net loss of $4.1 million or $0.16 per share for the fourth quarter of the prior fiscal year.

For the fiscal year, total revenue was $70.5 million, down from $114.2 million in fiscal 2005. Product revenue for the year was $57.4 million, down from $96.7 million in fiscal 2005. Net loss for the year was $26.5 million or $1.07 per share, compared to a net loss of $6.4 million, or $0.26 per share, in fiscal 2005.

Cash balances at the end of the quarter and fiscal year were $86.2 million, compared to $89.7 million at the end of the prior quarter, and $108.7 million, including $697,000 of long-term restricted cash included in other assets, at the end of the prior fiscal year.

President and CEO C. Nicholas Keating commented, “Our sales to government customers, who continue to represent our largest revenue base, declined during the year, as agencies have shifted some of their IT priorities and continue to modify their network strategies, in some cases transitioning to other technologies. Our new product initiatives are aimed at increasing our government sales, as well as getting us back into enterprise sales. We are also beginning to expand our distribution partnerships. Those efforts are aimed at longer-term revenue growth, and in the interim we have been closely managing our cash and striving to reduce operating expenses.”

Keating continued, “We are dedicated to improving our performance and growing the Company.  Our expanded alliance with DTECH LABS, announced separately today, along with our development agreement with Bay Microsystems, shows our commitment to getting new products to market, and our new and renewed relationships with established resellers, such as NextCom KK and Datacraft, also announced separately today, show our commitment to getting those new products to customers.”

About Network Equipment Technologies, Inc.

Network Equipment Technologies, Inc. (NET) is a leading provider of multi-service network exchange solutions that enable flexible, cost-effective network evolution.  A pioneer of the networking industry, NET has been delivering network exchange solutions to government and commercial customers for more than 20 years.

Visit www.net.com for more information.

Forward Looking Statements

This press release contains forward-looking statements relating to products, revenue, expenses, cash balances, existing and potential strategic relationships, product development initiatives, and possible future operating results within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include the volume and timing of orders and revenue, our ability to commercialize new products and product enhancements, the performance of strategic partners regarding product and marketing activities, and changes in the mix of products we sell and the potential reductions in margin as a result, as well as the factors identified in Network Equipment Technologies’ Annual Report on Form 10-K for the year ended March 25, 2005, and its most recent Quarterly Report on Form 10-Q. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Quarter Ended		Fiscal Year Ended
	March 31, 2006	March 25, 2005	March 31, 2006	March 25, 2005
Revenue:
Product	$10,873	$19,509	$57,412	$96,726
Service and other	3,235	4,339	13,056	17,492
Total revenue	14,108	23,848	70,468	114,218
Costs of revenue:
Cost of product revenue	5,440	9,276	26,328	38,847
Cost of service and other revenue	2,841	3,786	11,665	16,197
Total cost of revenue	8,281	13,062	37,993	55,044
Gross margin	5,827	10,786	32,475	59,174
Operating expenses:
Sales and marketing	5,266	6,350	23,493	27,530
Research and development	5,901	5,978	23,235	26,053
General and administrative	3,225	2,660	11,265	10,283
Restructuring costs (benefit)	1,096	(70)	2,921	4,047
Total operating expenses	15,488	14,918	60,914	67,913
Loss from operations	(9,661)	(4,132)	(28,439)	(8,739)
Other income (expense), net	(48)	(42)	(59)	1,338
Interest income (expense), net	235	79	802	(131)
Loss before taxes	(9,474)	(4,095)	(27,696)	(7,532)
Income tax expense (benefit)	(10)	15	(1,161)	(1,100)
Net loss	$(9,464)	$(4,110)	$(26,535)	$(6,432)
Per share data:
Net loss:
Basic	$(0.38)	$(0.16)	$(1.07)	$(0.26)
Diluted	$(0.38)	$(0.16)	$(1.07)	$(0.26)
Common and common equivalent shares:
Basic	24,786	24,959	24,725	24,531
Diluted	24,786	24,959	24,725	24,531

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2006	March 25, 2005
Assets
Cash and investments	$86,221	$108,011
Accounts receivable, net	9,705	15,725
Inventories	12,229	13,274
Prepaid expenses and other assets	3,407	2,525
Total current assets	111,562	139,535

Property and equipment, net	20,749	26,318
Other assets	4,367	2,623
Total assets	$136,678	$168,476
Liabilities and Stockholders' Equity
Accounts payable	$6,061	$8,602
Other current liabilities	12,392	13,688
Total current liabilities	18,453	22,290

Long term liabilities	673	869
7 1/4% convertible subordinated debentures	24,706	24,706
Stockholders' equity	92,846	120,611
Total liabilities and stockholders’ equity	$136,678	$168,476